EXHIBIT 10.3

STRAIGHT NOTE

$150,000	South El Monte, California	May 24, 2002

                For value received, Lee Pharmaceuticals promises to pay Mark DiSalvo or order, at South El Monte, California the sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS, with interest from May 24, 2002, on unpaid principal at the rate of thirty (30) per cent per annum; principal is payable at maturity.  This note has a due date of July 24, 2002.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month and payable monthly.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees.  This note is not secured.  The balloon payment on this note is to be paid out of the proceeds from the sale of Astring-o-Sol®.

MAY 15,2002	RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

MAY 15, 2002	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals - Michael L. Agresti